Exhibit   4.1



                       FIRST AMENDMENT TO RIGHTS AGREEMENT


                  THIS  AMENDMENT  (this  "Amendment"),  dated as of October 14,
1998, to the Rights Agreement, dated as of July 9, 1996 (the "Rights Agreement"), by and between Kerr-McGee Corporation, a Delaware corporation (the "Company"), and Bank One Trust Company, N.A.*, as Rights Agent (the "Rights Agent").

                                 R E C I T A L S

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof;

     WHEREAS, the Company intends to enter into (i) an Agreement and Plan of Merger, dated as of October 14, 1998 (as it may be further amended, supplemented or otherwise modified from time to time, the "Merger Agreement") between Oryx Energy Company ("Oryx") and the Company, pursuant to which Oryx will be merged with and into the Company on the terms and conditions stated therein (the "Merger"), and (ii) a Stock Option Agreement, dated as of October 14, 1998 (as it may be further amended, supplemented or otherwise modified from time to time, the "Option Agreement") pursuant to which the Company will grant to Oryx an option to purchase shares of Common Stock of the Company on the terms and conditions stated therein;

     WHEREAS, the Merger Agreement requires that the Company amend the Rights Agreement to the extent necessary to provide that the approval, execution and delivery of the Merger Agreement and the Option Agreement, and the consummation of the transactions contemplated thereby, will not (i) cause Oryx or any of its affiliates to become an Acquiring Person or (ii) cause the occurrence of a Stock Acquisition Date or Distribution Date; and

     WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger, the Merger Agreement and the Option Agreement, and all of the transactions contemplated thereby, from the application of the Rights Agreement.

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*        The Liberty National Bank & Trust Co. of Oklahoma City was merged into
         Bank One Trust Company, N.A., effective December 5, 1997.

                                A G R E E M E N T

     NOW THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following proviso at the end of the first sentence thereof:

                  "; provided, further, that neither Oryx Energy Company, a Delaware corporation ("Oryx"), nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger dated as of October 14, 1998, as may be amended, supplemented or otherwise modified from time to time, between the Company and Oryx (the "Merger Agreement"), (ii) the approval, execution or delivery of the Stock Option Agreement dated as of October 14, 1998, as may be amended, supplemented or otherwise modified from time to time, between the Company and Oryx pursuant to which the Company has granted to Oryx an option to purchase shares of Common Stock (the "Option Agreement") or (iii) the consummation of any of the transactions contemplated by the Merger Agreement or the Option Agreement."

     2. The Rights Agreement is hereby further modified and amended by adding a new Section 35 to the end thereof to read in its entirety as follows:

                  "Section 35. Merger Agreement and Option Agreement with Oryx. Notwithstanding any other provision of this Rights Agreement, as amended by this Amendment, neither (i) the approval, execution or delivery of the Merger Agreement nor the consummation of any of the transactions contemplated thereby, nor (ii) the approval, execution or delivery of the Option Agreement nor the consummation of any of the transactions contemplated thereby, is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13 hereof, nor will such performance or consummation result in the occurrence of a Stock Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights or otherwise affect the rights of the holders of the Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement or the Option Agreement."

     3. This Amendment shall become effective as of the date of, and immediately prior to the execution of, the Merger Agreement and the Option Agreement.

     4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     6. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agreement under the terms and conditions of the Rights Agreement.

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     IN WITNESS  WHEREOF,  this  Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.


                                         KERR-McGEE CORPORATION


                                         By: /s/ Luke R. Corbett
                                             -------------------
                                             Name:   Luke R. Corbett
                                             Title:  Chairman and CEO

                                         BANK ONE TRUST COMPANY, N.A.


                                         By: /s/ M. E. Allan
                                             ---------------
                                             Name: M. E. Allan
                                             Title:  Vice President